Exhibit 99.1

Texas Industries, Inc. Announces Results to Date of Tender Offer

          DALLAS, June 24 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) announced today the results to date of the previously announced cash tender offer and consent solicitation (the “Offer”) for its outstanding 10 1/4% Senior Notes due 2011 (CUSIP No. 882491AH6 and ISIN US882491AH65) (the “Notes”). As of 5:00 p.m., New York City time, on June 24, 2005 (the “Consent Payment Deadline”), which was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the Offer, tenders and consents had been received from holders of $599,750,000 in aggregate principal amount of the Notes, representing approximately 99.96% of the outstanding Notes.

          Holders of Notes who delivered valid tenders by the Consent Payment Deadline will receive the total consideration as described in the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005 (the “Offer to Purchase”). Holders who tender their Notes after the Consent Payment Deadline, but on or prior to the expiration date of the Offer, will receive the tender offer consideration, which will consist of the total consideration less the consent payment of $30.00 per $1,000 principal amount of Notes. The total consideration and the tender offer consideration will be determined as of 2:00 p.m., New York City time, on June 30, 2005, unless the expiration date of the Offer is extended.

          The Offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on July 14, 2005, unless extended or earlier terminated. The Offer is subject to the satisfaction of certain remaining conditions including the consummation of new debt financings that are intended to raise proceeds in an aggregate amount sufficient to fund the tender and certain other customary conditions.

          The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from D. F. King & Co., Inc., the information agent for the Offer, at (800) 659-5550 (U.S. toll-free) or, for bankers and brokers (212) 269-5550. Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) or (704) 388-9217 (collect).

          This announcement is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005.

          Company Information
          TXI is a leading supplier of building materials, primarily cement and structural steel. TXI is the largest supplier of cement in Texas and a major cement supplier in California. Structural steel products are distributed throughout North America. On December 15, 2004, TXI’s Board of Directors approved a plan to spin off the steel business by means of a tax-free stock dividend to TXI shareholders. Upon completion of the Offer and the requisite debt financings, TXI intends to distribute the common stock of Chaparral Steel Company to its existing shareholders as part of a previously announced spin-off transaction.

          Forward-Looking Statements
          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on TXI’s business, construction activity in TXI’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws, other regulations, unexpected equipment failures and other risks described in TXI’s Annual Report on SEC Form 10-K.

SOURCE  Texas Industries, Inc.
          -0-                              06/24/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /Web site:  http://www.txi.com /